Exhibit 10.14
Farm Credit Services of America
SECOND AMENDMENT TO CREDIT AGREEMENT
This Second Amendment to Credit Agreement (“Amendment”) is made and entered into effective the 15th day of May, 2007, by and between the undersigned (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA and Farm Credit Services of America, PCA (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement dated May 4, 2006 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement and underlying Loan Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said Loan Documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:
The following Sections are amended to read as follows:
Section 2.1 Credit Facility A. Lender agrees to advance sums to Borrower up to the amount of $35,643,750.00 until August 2, 2007 (the “Term Loan Final Advancement Date”). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will not be available for subsequent Advances. The proceeds of said Loan will be used by Borrower for financing construction of a 50 million gallon dry mill ethanol plant (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date”, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand. Said interest shall be payable on the 1st day of each month, commencing the first day of the month following the first Advance through and including the Term Loan Final Advancement Date. Commencing on the First Principal Payment Date, as set forth in Section 2.1(b), said interest shall be payable on the principal payment installment due dates at the following rate per annum.
Libor Rate Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3% (the ‘Variable Rate’). The interest rate shall be adjusted higher or lower on June 15, 2007, and every month thereafter with any change in the Libor Rate, and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the amount of the change in the interest rate.
The Variable Rate shall be adjusted to the Libor Short Term Index Rate plus 2.85% for any year after 2006 in which, at the end of the preceding year, Borrower’s Owner’s Equity (defined as net worth to total tangible assets) is equal to or greater than 60%, provided the Borrower is not otherwise in default.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.
(b) Principal. Borrower hereby promises to pay principal plus all accrued interest as follows: in 30 equal principal installments of $1,188,125.00 plus accrued interest commencing on the first of the month which is six months following Substantial Completion, but no later than December 1, 2007, (the “First Principal Payment Date”) and continuing on the 1st of each quarter thereafter until the entire unpaid principal, plus all accrued interest and any unpaid fees, costs or expenses is paid in full, and no later than June 1, 2015 (Maturity Date). The actual payment amount of all other payments may vary according to the interest rate then in effect and the outstanding principal balance.

Section 2.2 Credit Facility B. Lender agrees to advance sums to Borrower up to the amount of $11,881,250.00 (Maximum Principal Balance) until the expiration of 30 months after Credit Facility A has been repaid, but not later than December 1, 2017 (The Revolving Loan Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances, however until the Revolving Loan Final Advancement Date, the Maximum Principal Balance available for subsequent Advances shall be reduced by $1,188,125.00 on each installment due date. The proceeds of said Loan will be used by Borrower for financing construction of a 50 million gallon dry mill ethanol plant and to provide working capital (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
(a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date,” provided that interest accruing at the Default Rate, if applicable, shall be payable on demand. Said interest shall be payable on the 1st day of each month, commencing the first day of the month following the first Advance through and including the date upon which the first principal installment shall become due, at which time interest shall be payable on the principal payment installment due dates at the following rate per annum:
Libor Rate Interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3% (the ‘Variable Rate’). The interest rate shall be adjusted higher or lower on June 15, 2007, and every month thereafter with any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the frequency or the amount of the change in the interest rate.
The Variable Rate shall be adjusted to the Libor Short Term Index Rate plus 2.85% for any year after 2006 in which, at the end of the preceding year, Borrower’s Owner’s Equity (defined as net worth to total tangible assets) is equal to or greater than 60%, provided the Borrower is not otherwise in default.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.
(b) Principal. Borrower hereby promises to pay principal plus all accrued interest as follows: in 10 equal installments of $1,188,125.00, plus accrued interest, the first of said installments due September 1, 2015, or the first day of the first month which is three months following full repayment of Credit Facility A, whichever occurs first (the “First Principal Revolving Loan Payment Date”), and continuing on the 1st of each calendar quarter thereafter, up to and including December 1, 2017, when the entire unpaid principal, plus all accrued interest and any unpaid fees, costs and expenses shall be due and payable in full. The actual payment amount of all payments may vary according to the interest rate then in effect and the outstanding principal balance.
Section 2.4.1 Origination Fee. Borrower agreed to pay Lender for structuring the Loan the fee set forth in the commitment letter and agreement executed by the Borrower and the Lender dated October 10, 2005 (Commitment).
Borrower agrees to pay Lender for re-structuring the Loan the fee set forth in the commitment letter and agreement executed by the Borrower and the Lender dated February 16, 2007 (Commitment).
Section 2.6.3 Excess Cash Flow. In addition to the scheduled principal payments required herein, Borrower agrees to make special principal payments equal to 65% of available Excess Cash Flow to the extent that such payment(s) do not cause default of any of the covenants in this Agreement. Said mandatory prepayments shall be limited to a maximum of $2,500,000.00 per fiscal year and the aggregate total of all such payments shall not exceed $8,000,000.00. Such payments shall be applied to scheduled principal installments of Credit Facility A in inverse order of maturity. Any mandatory payments from Excess Cash Flow shall be made within 120 days of the end of each fiscal year based on the Borrower’s audited financial statements for the year just ended.
Section 6.7.2 Periodic Financial Statements. As soon as available, beginning with the month in which Substantial Completion occurs, and in no event later than 30 days after the end of each month thereafter (excluding the last month of Borrower’s fiscal year) a consolidated balance sheet and consolidated income statement and production report of all Borrower’s production of ethanol for that month and for year-to-date since the last fiscal year end, such report certified complete and correct from a source acceptable to Lender.

Section 6.11 Compliance Certificate. Beginning with the month in which Substantial Completion occurs, Borrower agrees to provide Lender with a Compliance Certificate showing or certifying compliance with the aforesaid reporting and financial requirements and as of the last day of each month(Reporting Period) thereafter, in form and content acceptable to Lender. Such Certificate shall be provided to Lender within 20 days following the end of each Reporting Period, and in default after 30 days.
Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document in behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, l/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that l/we are subject to backup withholding due to failure of reporting Interest or dividends, or the Internal Revenue Service has notified me/us that l/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):

Siouxland Ethanol, LLC		223902184

BORROWER:

Siouxland Ethanol, LLC

By:	/s/ Thomas Lynch Thomas Lynch, President

By:	/s/ Shennen Saltzman Shennen Saltzman, Director

Address for Notice: P.O. Box 147
Jackson, NE 68743

LENDER:

Farm Credit Services of America, FLCA Farm Credit Services of America, PCA

By:	/s/ Shane Frahm Shane Frahm, Vice President